Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
    Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD JUNE 1, 1997 THROUGH AUGUST 31, 1997

		      REAL ESTATE INVESTMENT TRUST FUND

			 Date         Shares       % of Fund     Price per
Security              Purchased     Purchased     Assets (1)       Share
Equity Office
  Properties           07/07/97        41,700          0.34%        $21.00
CCA Prison Realty      07/15/97         8,000          0.06%        $21.00
Arden Realty           07/17/97        14,000          0.14%        $26.13
Brandywine Realty      07/22/97        15,000          0.12%        $20.75
Pan Pacific            08/08/97       149,700          1.06%        $19.50
SL Green Realty        08/15/97        65,700          0.50%        $21.00


    Total
   Shares        Shares      % of Issue                            Shares
Purchased By     Issued       Purchased                             Held
 Fund Group       (000)     By Group (2)     Broker(s)            08/31/97

      85,900     25,000            0.34%     Merrill Lynch         236,000
      46,000     18,500            0.25%     J. C. Bradford              0
     265,100     12,000            2.21%     Lehman Brothers       286,000
      15,500     10,000            0.16%     Smith Barney          402,000
     157,600      7,000            2.25%     Pru-Bache             281,000
     284,800     10,100            2.82%     Lehman Brothers       281,000


1.  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount but in no event may exceed 10% of the principal amount of the offering.